Exhibit 15

December 18, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated October 23, 2009, July 24, 2009 and April 24, 2009 on our review of interim financial information of United Technologies Corporation (the “Corporation”) for the three-month and nine-month periods ended September 30, 2009 and 2008, the three-month and six-month periods ended June 30, 2009 and 2008 and the three-month periods ended March 31, 2009 and 2008, respectively, and included in the Corporation’s quarterly report on Form 10-Q for the quarters ended September 30, 2009, June 30, 2009 and March 31, 2009 are incorporated by reference in its Registration Statement on Form S-8 dated December 16, 2009.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

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